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As filed with the Securities and Exchange Commission on February 1, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MacroPore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	330-827-593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6740 Top Gun Street San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

MacroPore, Inc. Amended and Restated
1997 Stock Option and Stock Purchase Plan
(Full title of the plan)

Jon Soneff, Esq.
MacroPore, Inc.
6740 Top Gun Street
San Diego, CA 92121
(858) 458-0900
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Peter P. Wallace, Esq.
Ingrid A. Myers, Esq.
Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, CA 90071
(213) 612-2500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, par value $.01 per share	5,733,099 shares	$3.9971	$22,915,670	$2,108

(1)
This registration statement includes shares of common stock of MacroPore, Inc. which are offered or sold pursuant to the plan named above. Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also includes any additional shares of common stock which are offered or issued under the plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
With respect to grants previously issued under the plan, the actual exercise price has been used to compute the maximum offering price pursuant to Rule 457(h)(1). For the remaining shares issuable under the plan, the maximum offering price is estimated pursuant to paragraph (c) and (h) of Rule 457, solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of common stock of MacroPore, Inc. on January 28, 2002 as reported on the Neuer Markt of the Frankfurt Stock Exchange, which average was 3.90 Euros, or $3.3525 per share based on the exchange rate as of that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by MacroPore, Inc. with the Commission are incorporated by reference into this registration statement. As used in this registration statement, the terms "MacroPore," "we," "us," or "our" or similar terms refer to MacroPore, Inc.

  1.
  Our registration statement on Form 10 filed pursuant to Section 12(g) of the Securities and Exchange Act of 1934 (the "Exchange Act") on March 30, 2001, as amended, Commission File No. 000-32501;

  2.
  All reports we have filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since May 31, 2001 when our Form 10 referred to in (1) above became effective; and

  3.
  The description of our shares of common stock contained in the section entitled "Description of Capital Stock" in our Form 10 referenced in (1) above.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement that indicates all of the securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement. Each document incorporated by reference into this registration statement shall be deemed to be a part of this registration statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement or by any document which constitutes part of the prospectus relating to our Amended and Restated 1997 Stock Option and Stock Purchase Plan and meets the requirements of Section 10(a) of the Securities Act.

Any statement contained herein or in a document all or a portion of which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware permits us, under specified circumstances, to indemnify our directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are our directors, officers, employees or agents or were or are serving at our request as a director, officer, employee or agent of another corporation, if such directors, officers, employees, or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, one by or in our right, indemnification may be made only for expenses actually and reasonably incurred by our directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudicated to be liable to us unless the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees, or agents are fairly and reasonably entitled to indemnification for such expenses in view of all of the circumstances of the case, despite such adjudication of liability. We may pay expenses, including attorney's fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if a court ultimately determines that he is not entitled to be indemnified by us.

        Article VI of our by-laws require us to indemnify our current or former directors and officers and may indemnify other corporate agents, to the fullest extent authorized or permitted by applicable law. Subject to applicable law and the provisions of our Amended and Restated Certificate of Incorporation regarding indemnification by us, we may indemnify an employee or agent to the extent that the board of directors or our stockholders may determine in its or their discretion.

        Article VII of our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director, except for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 174 of the General Corporation Law of the State of Delaware, or (d) any transaction from which a director derived an improper personal benefit. This limitation of liability does not apply to the responsibility or liability of our directors pursuant to any criminal statute, nor does it relieve the directors from payment of taxes pursuant to federal, state or local law.

        We maintain an insurance policy containing customary terms and conditions for the purpose of insuring our directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements, including omissions to act or make statements, as directors and officers, which may cover liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this registration statement:

Exhibit No.	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (contained in the signature page).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on this 24th day of January, 2002.

MACROPORE, INC.
By:	/s/ CHRISTOPHER J. CALHOUN Christopher J. Calhoun Chief Executive Officer, Vice-Chairman, Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Christopher J. Calhoun, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same with all the exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite and necessary to be done, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents of said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ MARSHALL G. COX Marshall G. Cox	Chairman of the Board and Director	January 24, 2002
/s/ CHRISTOPHER J. CALHOUN Christopher J. Calhoun	Chief Executive Officer, Vice-Chairman, Secretary and Director	January 24, 2002
/s/ MICHAEL SIMPSON Michael Simpson	President and Director	January 24, 2002
/s/ ARI BISIMIS Ari Bisimis	Chief Financial Officer and Director	January 24, 2002
/s/ DAVID RICKEY David Rickey	Director	January 24, 2002
/s/ EDMUND KRIX Edmund Krix	Director	January 24, 2002

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (contained in the signature page).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS